MULTIPLE CLASS PLAN

This Multiple Class Plan (the “Plan”) is adopted by the series listed on Appendix A attached hereto, which may be amended from time to time, each a series of Advisors Series Trust (the “Trust”), a Delaware statutory trust, with respect to the classes of shares (individually a “Class” and together the “Classes”) of the series of the Trust set forth in the exhibits hereto.

1.	Purpose

This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, (“Rule 18f-3”) so as to allow the Trust to issue more than one Class of shares of the Funds in reliance on Rule 18f-3 and to make payments as contemplated herein.

2.	Separate Arrangements/Class Differences

a)	Designation of Classes: The Funds set forth in Exhibit A offer two or more Classes of shares.

b)
Sales Load and Expenses: Class A Shares are subject to a sales load of 5.75%, a shareholder servicing fee of up to 0.10% of average daily net assets of the Shares and a Rule 12b-1 fee of up to 0.25%.  Class I Shares are subject to a shareholder servicing fee of up to 0.10% and are not subject to a sales load or Rule 12b-1 fee.

c)
Distribution of Shares:  Class A Shares are sold primarily to retail investors are offered through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents.  These Fund shares are also offered directly through their distributor. Class I Shares are being offered to a limited category of investors, most notably those individual accounts identified by the Advisor whose cumulative investment in the Funds exceeds $100,000.  The Class I Shares of the Funds are available through platforms, broker-dealers and other financial intermediaries.  The Class I Shares can be purchased directly through the advisor or transfer agent. Quantity discounts, accumulated purchases, concurrent purchases, purchases in conjunction with a letter of intent, reinstatement privileges, and systematic withdrawal features are as described in the applicable Prospectus.

d)	Minimum Investment Amounts: The minimum initial investment in the Class I Shares is $100,000 for regular accounts and $1,000 for investment in the Class A Shares.

e)
Voting Rights:  Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held.  Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

3.	Expense Allocations

The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by Class A shareholders, and constitute an expense allocated to that Class and not any others.

4.	Exchange Features

Shareholders may exchange shares for those of similar Share classes.

5.	Effectiveness

This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Trust's Board of Trustees; (ii) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

This Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of the Fund, a series of Advisors Series Trust as set forth on Exhibit A attached hereto.

WITNESS the due execution hereof this 31st day of December, 2007.

 ADVISORS SERIES TRUST

By: /s/ Douglas G. Hess

Title: President

Date: December 31, 2007

EXHIBIT A
to the
ADVISORS SERIES TRUST
MULTIPLE CLASS PLAN

Fund Name:
ActivePassive Emerging Markets Equity Fund,
ActivePassive Global Bond Fund,
ActivePassive High Yield Bond Fund,
ActivePassive Intermediate Municipal Bond Fund,
ActivePassive Intermediate Taxable Bond Fund,
ActivePassive International Equity Fund,
ActivePassive Large Cap Growth Fund, ActivePassive Large Cap Value Fund,
ActivePassive Small/Mid Cap Growth Fund, and
ActivePassive Small/Mid Cap Value Fund
Minimum Investment
Regular Accounts
Class A	$1,000
Class I	$100,000